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                                                                    EXHIBIT 12.1

                        HUTCHINSON TECHNOLOGY INCORPORATED

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                 THIRTY-NINE WEEKS
                                       ENDED                                    FISCAL YEAR ENDED
                               ----------------------  -----------------------------------------------------------------------
                                PRO FORMA     ACTUAL   PRO FORMA(1)                          ACTUAL
                               ------------  --------  ------------  ---------------------------------------------------------
                                 JUNE 29,    JUNE 29,    SEPT. 29,   SEPT. 29,    SEPT. 30,  SEPT. 24,   SEPT. 26,   SEPT. 27,
                                   2003        2003        2002        2002        2001        2000        1999        1998
                               ------------  --------  ------------  ---------   ----------  ---------   ---------   ---------
EARNINGS:
Pretax income (loss) from
  continuing operations ...... $   62,983    $ 60,679  $   22,708    $ 17,649    $(66,208)   $(98,149)   $ 22,318    $(65,421)
Fixed charges ................      6,008       8,833      12,219      18,345      21,561      22,783      23,779      17,194
Amortization of capitalized
  interest ...................      1,341       1,370       2,094       2,167       3,261       3,524       3,160       2,098
Interest capitalized .........       (240)       (453)       (292)       (779)       (979)     (2,817)     (5,110)     (6,766)
                               ----------    --------  ----------    --------    --------    --------    --------    --------
  Earnings (loss) ............ $   70,092    $ 70,429  $   36,729    $ 37,382    $(42,365)   $(74,659)   $ 44,147    $(52,895)
                               ==========    ========  ==========    ========    ========    ========    ========    ========

Interest expensed and
  capitalized ................ $    3,447    $  6,229  $    8,451    $ 14,559    $ 17,069    $ 16,122    $ 16,177    $ 11,324
Amortized premiums,
  discounts and capitalized
  expense related to
  indebtedness ...............        316         559         999       1,017         847         995       1,133         475
Estimate of interest within
  rental expense(2) ..........      2,045       2,045       2,769       2,769       3,645       5,666       6,469       5,395
                               ----------    --------  ----------    --------    --------    --------    --------    --------

Total fixed charges .......... $    6,008    $  8,833  $   12,219    $ 18,345    $ 21,561    $ 22,783    $ 23,779    $ 17,194
                               ==========    ========  ==========    ========    ========    ========    ========    ========
Ratio of earning to fixed
  charges ....................     11.67x       7.97x       3.01x       2.04x          --          --       1.86x          --
                               ==========    ========  ==========    ========    ========    ========    ========    ========
Deficiency of earning to
  cover fixed charges ........         --          --          --          --    $ 63,926    $ 97,442          --    $ 70,089
                               ==========    ========  ==========    ========    ========    ========    ========    ========

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(1)      Interest within rental expense is estimated to be 24% of rental expense.